Consulting Agreement

This agreement made this 15th day of April 2003.

BETWEEN:

Advanced ID Corporation, a South Dakota corporation with an office in the City of Calgary, Alberta, ("the Company");

And

Gottfried Auer, a person resident in the City of Chiang Mai, Thailand ("the Consultant").

WHEREAS:

The Company has requested the Consultant to perform certain services as hereinafter set forth and the Consultant has agreed to perform such services on and subjected to the terms and conditions hereinafter contained.

1)   Engagement

Subject to the terms and conditions of the Agreement, the Consultant shall perform on a non-exclusive basis the services set forth and described in Schedule "A" hereto and shall perform such other services as agreed to by the Consultant and the Company (the "Service").

2)   Standard and Performance of Services

The Consultant shall perform the Services in accordance with the best methods, standards and practices and the Consultant warrants that it has the competency and skill necessary to perform the Services.

3)   Term

The initial term of this Agreement (herein called the "Initial Term")
shall commence April 15, 2003 to December 31, 2003 inclusive.   At the
expiry of the initial Term this agreement shall, unless notice of a desire not to extend is given by either party to the other not less than 10 working days prior to the expiry of the initial Term, automatically be extended for a period of one month (the Initial Term
as so extended, the "Term").   Thereafter the Term shall, subject to
early termination as provided for herein, be automatically extended for successive periods of one month.

4)   Independent Contractor

The Consultant is acting as an independent contractor and shall not in any event be deemed an employee or agent of the Company.

5)   Liability for Taxes

The Consultant is exclusively liable for and shall pay before delinquency all taxes and assessments imposed or levied in respect of the Services, including without limitation, those related to income tax, employment insurance, workers compensation board payments and any value added tax, and the Consultant shall indemnify the Company against all liability or expense incurred due to the Consultant's failure to do so.

6)   Compensation

Upon execution of the Agreement, the Company shall pay the Consultant a retainer of $5,000 per month, which is payable monthly during the Initial Term or upon completion of the term of the Agreement. Compensation owing to the Consultant for any partial month worked will
be prorated accordingly.   Such compensation shall be paid within
twenty (20) days following the month in which it was earned.

Expenses incurred while performing these services will be reimbursed, at cost, within two weeks upon submission of appropriate invoices
and/or receipts as evidence of such expenses.   Any costs exceeding
$2,000 per month must be previously approved by the Company.

7)   Bonus

Upon completion of a RFID livestock tag for testing purposes by the Canadian Cattle identification Agency (CCIA), the Consultant shall earn a bonus of US$50,000 of which 50% shall be paid in cash and the
remaining 50% shall be paid in the Company's common shares.   The cash
payment shall be made to the Consultant upon the CCIA's approval or
acceptance of the Company's RFID livestock tag.   The common shares
payment shall be made to Consultant within thirty (30) days after
shipment of an initial order of 500,000 tags.   The parties agree that
such common shares shall e issued based on a conversion rate equal to the average closing value of the Company's common stock over the previous twenty trading days immediately prior to the shipment date.

If this Agreement is terminated by the Company before December 31, 2003, then the bonus will be reduced by 20% for each 30-day period as measured from the time of any early termination date through to
December 31, 2003.   Any partial period will be prorated accordingly.

The bonus shall be reduced by 10% for each month that the project is
delayed against the agreed project schedule as per Schedule "A".   Any
delays which are accepted by the Company in writing or are not the responsibility of the Consultant shall not reduce the bonus as noted above.



8)   Provision of Services

The Consultant shall be available to perform the Services for a minimum of 24 hour4s a week during the term of this Agreement unless otherwise
agreed.   The Consultant shall be free to determine the hours of the day during which it will perform the Services provided however, the Consultant agrees to the extent possible to endeavor to make itself available to the principals of the Company as requested.

9)   Reporting

The Consultant shall provide to the Company such reports and advise the Company on matters for which it is hereby retained as stipulated by the
Company.   The Company requires weekly progress reports on all aspects of the Consultant's work including but not limited to any expenses incurred by consultant on behalf of the Company.

10)   Authority

The Consultant or a subcontractor of the Consultant performing the Services has no authority to enter into any contractual arrangement so
as to bind the Company.   Any written correspondence, agreements or
other such matters that require approval by the Company will be prepared for the signature of the signing officers of the Company as appointed from time to time by the Board of Directors of the Company.

11)   Provision of Office

During the Term, the Consultant may use the office space, telephone, furniture, computer equipment and office supplies provided by the Company.

12)   Indemnify by the Consultant for Taxes

The Consultant shall indemnify and save harmless the Company and its officers, directors, employees and consultants from and against any liability on account of the Consultant's failure to pay taxes, assessments, and other charges required to be paid to any governmental authority or agency in respect of the fee to be paid to the Consultant. To the extent that the Company is required by any laws, rules, regulations or orders of any government or governmental authority to withhold any sum for such compensation, the Company shall be entitled to do so and shall thereafter provide the Consultant with appropriate notifications and a statement of any such deduction and disbursements.

13)   General indemnity by Consultant

The Consultant shall indemnify and save harmless, the Company and its respective directors, officer, employees and consultants from and against any and all actions and manner of actions, cause and causes of actions, suits, debts, sums of money, expenses, damages, costs, claims and demands of any kind and nature whatsoever, which the Company and its directors, officers, employees or consultants may suffer or incur as a result of the willful misconduct or negligence of the Consultant, as a result of an injury to any such directors, officers, employee or consultant, or otherwise arising out of a breach of the Agreement by the Consultant.

14)   Termination

This agreement may be terminated at any time, whether during the Initial Term or any extension thereof, in the following circumstances:

   (a) Either party may terminate the Agreement for any reason whatsoever at any time upon prior written notice of 30 working days;

   (b) The Company may terminate this Agreement for any reason whatsoever at any time by paying the Consultant the Termination Fee of $5,000 in place of the notice of termination as set out in 14(a);

   (c) Immediately by the Company, upon notice in writing to the Consultant, in the event the Consultant ceases to carry on business or becomes bankrupt;

   (d) The Company may terminate this Agreement upon giving notice in writing to the Consultant after the occurrence of an event, which, if the Consultant were an employee of the Company, would constitute cause for termination of employment.

15)   Use of Corporate Name

The Consultant shall not use the Company's name in advertising, promotional material or publicity releases relating to the Services of the business o the Company except as permitted herein or unless authorized in advance by the Company.

16)   Exclusivity

During the term of this Agreement, the Consultant shall not engage in any other business or occupation or enter into any business or contractual arrangements, which would aversely affect the Company or constitute a conflict of interest in respect of the Services performed for the Company for a minimum period of two (2) years.

17)   Confidentiality

The Consultant shall hold in confidence and not divulge to any third party any information concerning the affairs of the Company or any proprietary information of a secret or confidential nature owned or obtained by the Company which may have been disclosed to the Consultant by the Company or developed for the Company by the Consultant. Furthermore, the Consultant shall not use the information, which has been disclosed to it by the Company or developed for the Company by the Consultant for its own purpose or in connection with any work the Consultant may undertake for a third party.

18)   Intellectual Property Rights

The Consultant acknowledges that he has been contracted, in part, for the purpose of creating ideas material that are useful for the business
of the Company.   The Consultant further acknowledges that the Company
is the owner of the Intellectual Property rights associated with these ideas and materials and he will sign any assignments necessary to transfer or confirm the assignment of such ownership.

The Consultant shall disclose promptly to his supervisor, all trade secrets, confidential information, inventions, designs, copyrightable works and trademarks ("Intellectual Property") he may create, by himself, or in cooperation with others, during the course of his
employment.   The Consultant agrees to keep written or electronic
records of the intellectual Property he creates and further acknowledges that such records are the property of the Company.

The Consultant shall not use any intellectual Property which he may create during the course of his employment for any other purpose than the Company's business, nor shall the Consultant disclose such Intellectual Property at any time within one (1) year following termination of employment and notwithstanding the cause or reason for termination.

19)   Assignment

The Consultant shall not assign or subcontract the Services or any of its obligations hereunder without the prior written consent of the Company.

20)   Monetary References

Any reference in this Agreement to "dollars" or "$" shall mean United States dollars.

21)   Notices

Any notice to be given under this Agreement shall be in writing and shall be deemed to have been given to the party hereto to whom it is addressed on the date presented in person or 5 business days following
the date of mailing if sent by registered mail.   The respective
address for notice for each party hereto, unless otherwise stipulated by one party giving notice to the other is:

Company:   Advanced ID Corporation
                   619 - 11 Avenue S.E., Suite 204
                   Calgary, Alberta
                   T2G 0Y8



                   Attention:   Mr. Barry Bennett
                   Telephone: (403) 264-6300
                   Fax (403) 253-2005
                   Email:  bibennett@telus.net

Consultant: Gottfried Auer
                    66/5 Moo 3
                    T. Sankumpang, A. Sunkumpang
                    Chiang Mai, Thailand 50130

                    Attention:  Mr. Gottfried Auer
                    Telephone: (66- 53) 390 500
                    Email: auer@afgt-elektronik.de

IN WITNESS WHEREOF, the parties hereto agree to the terms and
conditions of this Agreement as outlined above.   Dated this 15th day
of April 2003.

ADVANCED ID CORPORATION                          GOTTFRIED AUER


/s/ Barry Bennett
/s/ Gottfried Auer
--------------------------------------
-------------------------------------
Barry Bennett, President & CEO                               Gottfried
Auer




Schedule "A"


Duties of Consultant

Scope of the agreement and general information:

The core business of Advanced ID Corporation (AID") is the
identification based on RFID technology mainly for animals.   It is
planned to replace the barcode-based identification of animals by RFID
technology.   In order to get this target solved in the most efficient
way.   AID will appoint a project manager who shall identify the most suitable suppliers of the key components - the tags and the readers - qualify the overall system, organize necessary tests and modifications and get the system approved by the authorities (Canadian Cattle Association) in Canada first and later on in other countries.

Gottfried Auer has more than 30 years background in electronics engineering and managing engineering companies as well as organizing projects until production start.

AID and Mr. Auer agree to enter into a consultancy agreement starting
on the day of signing this agreement.   The terms and conditions of
this agreement are as follows:

Statement of Work and deliverables:

Mr. Auer shall have all authority to organize the project with the scope to get approved products to the market acc. To the target time
schedule mentioned below.   In the function as a project leader Mr.
Auer has to report in a regular sequence to Mr. Barry Bennett and Mr.
Hubert Meier.   Any contract to be made with partners have to be
approved by Mr. Barry Bennett first.

The project target is:

   - To establish a solution for the ID-tag in the 900MHz range inclusive barcode with partners already appoint by AID (KSW and Guide trend)
   - To establish a stationary reader and a handheld reader in the 900 MHz range with a market price target of less than 500US$ for the stationary one and below 700US$ for the handheld reader.
   - Negotiate with the potential suppliers for the tags and readers for the most cost efficient final solution and prepare necessary cooperation agreements if required.
   - Initiate and supervise necessary adoptions to the specific requirements for the target environment and the interfacing for the application software.
   - Qualify both the tag and the reader as a system in the target environment
   -   Monitor field tests in the target environment
   -   Organize necessary samples acc. To AID requirements
   -   Get the whole system approved by the Canadian Cattle Association

The project target is achieved one the whole system is approved by the CCIA ad released by the customer of AID in the target environment.

The implementation of the application software is not a part of this project as well as the mass production of the tags and readers.

Necessary modifications of tags and readers to get it suitable for the target market shall be initiated and negotiated by Mr. Auer but the modifications itself are not covered by this agreement.

Mr. Gottfried Auer shall be prepared to assist AID for these tasks as well under a separate agreement.

Time Frame:

Mr. Auer shall present a final time schedule for the project by May 31st after studying the environment and technology.

The target schedule is:

    Samples for internal test for tags and readers       May 15th
    Test results and selection of partner company
          for tag and reader                         June 15th
    First prototype for testing in Canada                June 30th
    Final system available incl. Handheld reader
          for test in Canada                             July 31st
    Qualification by CCIA                              September 30th
    Demo systems for sales network                      August 31st
    Monitored field test at test sites in Canada      September to November 2003
    Sales release                                           December 1st

The above schedule is a target from AID but must be adjusted/reconfirmed by Mr. Auer after an initial period of study by May 31st.